Exhibit 10.2

SALE AND PARTICIPATION AGREEMENT

(this “Agreement”)

OAKTREE STRATEGIC CREDIT FUND, as seller (the “Seller”)		OSCF LENDING SPV, LLC, as buyer (the “Buyer”)

By:	Oaktree Fund Advisors, LLC	By:	Oaktree Strategic Credit Fund
Its:	Investment Advisor	Its:	Managing Member

		By:	Oaktree Fund Advisors, LLC
By:	/s/ Mary Gallegly	Its:	Its: Investment Advisor
Name:	Mary Gallegly
Title:	Managing Director
Date:	February 24, 2023	By:	/s/ Mary Gallegly
		Name:	Mary Gallegly
By:	/s/ Matthew Stewart	Title:	Managing Director
Name:	Matthew Stewart	Date:	February 24, 2023
Title:	Senior Vice President
Date:	February 24, 2023	By:	/s/ Matthew Stewart
		Name:	Matthew Stewart
		Title:	Senior Vice President
		Date:	February 24, 2023

Each of the Seller and the Buyer agree as follows:

(a) Sale to the Buyer. The Seller hereby agrees to sell, transfer, assign, set over and otherwise convey, from time to time in accordance with the terms hereof, to the Buyer, and the Buyer hereby agrees to purchase and take, from time to time, from the Seller all right, title and interest, whether now owned or hereafter acquired or arising, and wherever located, of the Seller, in each case, in and to the loans and other obligations identified by the Seller as of the related settlement date for the sale of such loans and other obligations (each, a “Purchase Date”), which loans and other obligations are listed on Schedule I hereto, as updated from time to time (the “Purchased Loans”), together with, but not limited to, all related (i) funds and property received, including disposition, interest and principal proceeds (“Collections”), (ii) security interests, guaranties, warranties, letters of credit, accounts and other encumbrances purporting to secure payment of such Purchased Loans, (iii) claims or causes of action, whether known or unknown, (iv) cash or other property and setoffs and recoupments and (v) the underlying instruments with respect to the Purchased Loans (the Purchased Loans, together with the items set forth in the foregoing clauses (i) through (v), the “Purchased Assets”).

With respect to each Purchased Asset relating to each Purchased Loan listed on Schedule I hereto as of the date hereof, if any (collectively, the “Initial Purchased Assets”), Schedule I identifies each such Purchased Loan and the purchase price to be paid to the Seller by the Buyer for each such Initial Purchased Asset. From and after each Purchase Date, the applicable section of Schedule I hereto shall be amended by the Seller and the Buyer to include the new Purchased Loan or Purchased Loans acquired on such Purchase Date, and such Purchased Loan or Purchased Loans shall constitute part of the Purchased Assets hereunder. The sale of the

Purchased Assets under this Agreement shall be without recourse to the Seller and shall in any event be without recourse to the Seller with regard to collectability. Each party hereto intends that the conveyance of all right, title and interest of the Seller in and to its Purchased Assets to the Buyer shall constitute an absolute sale, conveying good title, free and clear of any lien (other than the liens arising in favor of the Collateral Agent (as defined below) under the Loan and Security Agreement (as defined below)) (or, in the case of a Participation (as defined below) prior to elevation of such Participation to an assignment of the applicable Purchased Loan, an absolute sale of an undivided participation interest in such Purchased Loan and the related Purchased Assets as set forth herein and in the Master Participation Agreement (as defined below)), and that the Purchased Assets shall not be part of the bankruptcy estate of the Seller. The Seller further represents and warrants to the Buyer that immediately prior to any sale of the applicable Purchased Assets, the Seller owns and has good and marketable title to such Purchased Assets, free and clear of any lien (other than those liens that will be automatically released concurrently with the transactions contemplated hereby). The Buyer shall have no obligation to account to the Seller regarding the Purchased Assets. Furthermore, it is not intended that such conveyance be deemed a pledge of any loans included in such Purchased Assets or the other Purchased Assets to the Buyer to secure a debt or other obligation of the Seller. The Seller hereby authorizes the Buyer, and shall take reasonable efforts to assist the Buyer, to take all action necessary to evidence the Buyer’s purchase of the Purchased Assets and to enable the Buyer to exercise and enforce its rights and remedies in respect of any Purchased Assets.

In the event that, notwithstanding the intent of the parties, the Purchased Assets are held to continue to be property of the Seller, then the parties hereto agree that: (i) this Agreement shall also be deemed to be a “security agreement” within the meaning of Article 9 of the Uniform Commercial Code, as in effect from time to time in the State of New York (the “UCC”); (ii) the transfer of such Purchased Assets provided for in this Agreement shall be deemed to be a grant made on the date hereof by the Seller to the Buyer of a first-priority security interest in all of the Seller’s right, title and interest in and to such Purchased Assets to secure all obligations of the Seller hereunder; (iii) the possession by the Buyer (or its assignee or the secured party of such assignee) of Purchased Assets and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be, subject to clause (iv), for purposes of perfecting such security interest pursuant to the UCC and (iv) acknowledgements from persons holding such property shall be deemed acknowledgements from custodians, bailees or agents (as applicable) of the Buyer for the purpose of perfecting such security interest under applicable law. The Buyer shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Purchased Assets, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement. If this Agreement were deemed to create a security interest in the Purchased Assets, the Buyer shall have, in addition to the rights and remedies which it may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

In connection with the sale of any Purchased Assets, the Seller hereby authorizes the Buyer (or its assignee or the secured party of such assignee), and the Buyer (or its assignee or the secured party of such assignee) agrees, at the reasonable request of the Administrative Agent (as defined below) on behalf of the lenders under the Loan and Security Agreement (as defined below) to the Buyer, (i) to record and file, at its own expense, any financing statements and assignments of financing statements (and continuation statements with respect to such financing statements when applicable), as the case may be, with respect to such Purchased Assets and the Participations, meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary or advisable to evidence the sale of such Purchased Assets and Participations and to perfect, and maintain the perfection of, the sale of such Purchased Assets and Participations from the Seller to the Buyer (or its assignee or the secured party of such assignee) on and after the applicable Purchase Date, (ii) to name in any such financing statements the Seller, as seller, and the Buyer, as buyer, of such Purchased Assets and Participations and (iii) to deliver to the Seller a file-stamped copy of such financing statements or other evidence of such filings promptly upon receipt (excluding continuation statements, which shall be delivered as filed).

(b) Purchase Price. The purchase price for each Purchased Asset sold to the Buyer by the Seller under this Agreement shall be an amount equal to the fair market value thereof (but in no event less than fair market value) as of the applicable trade date for the sale of such Purchased Asset, as agreed to by the Buyer and the Seller; provided, that if the Buyer does not have sufficient funds to pay the full amount of the purchase price, the excess of the purchase price over the amount of available funds shall be a capital contribution by the Seller to the Buyer.

(c) Participation Pending Assignment. Pending settlement of the assignment of a Purchased Loan in accordance with the applicable underlying instrument, the Seller shall comply with any written instructions provided to the Seller by or on behalf of the Buyer with respect to voting rights to be exercised by holders of the applicable Purchased Loan, other than with respect to any voting rights that are not permitted to be participated pursuant to the terms of the applicable underlying instrument.

Pending the receipt of any required consents to, and the effectiveness of, the assignment of any Purchased Loan designated as a Participation on Schedule I hereto and set forth in the applicable schedule to the Master Participation Agreement (as defined below) in accordance with the applicable underlying instruments, the Seller hereby agrees to sell to the Buyer a 100% undivided participation in each such Purchased Loan and the related Purchased Assets (each, a “Participation”), pursuant to the terms of the Master Participation Agreement for Par/Near Par Trades, dated as of the date hereof and attached as Exhibit A hereto (the “Master Participation Agreement”), between the Buyer, as buyer, and the Seller, as seller. In connection with each such Participation, the Seller further agrees to enter into any other agreements or documents as the Buyer may determine reasonably necessary or advisable in connection therewith.

(d) Actions Pending Assignment. Each party shall use commercially reasonable efforts to, as soon as reasonably practicable after the applicable trade date therefor, cause the Buyer to become a lender under the applicable Purchased Loan.

(e) Value Given. The Seller has received, and the Buyer has given, reasonably equivalent value for such Purchased Assets. No such sale shall have been made for or on account of an antecedent debt of the Seller or any of its affiliates to the Buyer. No such sale is or may be voidable or subject to avoidance under any section of the bankruptcy code of the United States.

(f) Collections. If the Seller receives any Collections attributable to the Buyer’s interest in the Purchased Assets, then it shall receive such Collections in trust for the Buyer and shall deliver the same to the Buyer promptly in the same form as received with such endorsement as requested by the Buyer. The Seller shall not commingle any such Collections with its own assets.

(g) Separate Identity. The Seller acknowledges that the Buyer is a legal entity that is separate from the Seller and from each other affiliate of the Seller, and the Seller acknowledges that the Buyer and certain lenders of the Buyer are entering into a financing transaction under that certain Loan and Security Agreement, dated as of February 24, 2023 (the “Loan and Security Agreement”), among, inter alios, the Buyer, Citibank, N.A., as collateral agent (in such capacity, the “Collateral Agent”), and JPMorgan Chase Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), in reliance on such separateness. Each party agrees to maintain such separateness and to make such separateness manifest to third parties.

(h) Governing Law; Counterparts. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any right to trial by jury with respect to any claim or action arising out of this Agreement or conduct in connection with this Agreement is hereby waived. The parties hereto submit to the exclusive jurisdiction of the federal and New York State courts located in the county of New York, New York in connection with any dispute related to this Agreement or any of the matters contemplated hereby. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by electronic mail), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

(i) Non-Petition; Limited Recourse. Notwithstanding any other provision of this Agreement, each party hereto hereby acknowledges and agrees that all obligations from time to time and at any time of the other party hereto arising out of or in connection herewith shall constitute limited recourse obligations of such party, payable solely from the assets of such party available at such time. Upon realization of such assets of such party and their reduction to zero, all unpaid or unsatisfied claims against such party arising out of or in connection herewith shall be deemed to be extinguished and shall not thereafter revive. No party will have any recourse to any of the directors, officers, employees, shareholders, members, governors, agents or affiliates of the other party with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated hereby. Each party agrees that it will not petition a court, or take any action or commence any proceeding for the liquidation or the winding-up of the other party or any other bankruptcy or insolvency proceedings with respect to such party, until one year (or, if longer, the preference period then in effect) and one day after the termination of this Agreement. The provisions of this paragraph (i) shall survive the termination of this Agreement.

(j) Waiver of Veto Rights. Notwithstanding any other provision of this Agreement, with respect to any Purchased Assets or Participations sold by the Seller to the Buyer from time to time, neither the Seller nor any officer appointed by the Seller shall have any right to veto or otherwise block any decision made by the Member (as defined in the Second Amended and Restated Limited Liability Agreement of the Buyer, dated as of February 24, 2023) of the Buyer to sell, transfer or otherwise dispose of any such Purchased Assets or Participations.